Exhibit 5.1

[LETTERHEAD OF MULDOON MURPHY & AGUGGIA LLP]

July 12, 2007

Board of Directors
Beneficial Mutual Bancorp, Inc.
510 Walnut Street
Philadelphia, Pennsylvania 19106

Ladies and Gentlemen:

We have acted as special counsel for Beneficial Mutual Bancorp, Inc., a federal corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Act”), on July 12, 2007. The Registration Statement relates to the proposed issuance by the Company of up to 31,850 shares (the “Shares”) of common stock, $0.01 par value per share, to the shareholders of FMS Financial Corporation (“FMS Financial”), a New Jersey corporation, pursuant to an Agreement and Plan of Merger, by and between the Company, Beneficial Mutual Savings Bank, Beneficial Savings Bank MHC and FMS Financial and Farmers & Mechanics Bank, dated as of October 12, 2006 (the “Merger Agreement”), pursuant to which FMS Financial will be merged with and into the Company. The Registration Statement incorporates by reference the contents of the Registration Statement on Form S-1, File No. 333-141289, that was filed by the Company with the Commission on March 14, 2007, and amended on April 30, 2007 and May 14, 2007, including the exhibits thereto, and declared effective by the Commission on May 14, 2007.

In the preparation of this opinion, we have examined originals or copies furnished to us of: (i) the Company’s charter (the “Charter”); (ii) the Company’s Bylaws; (iii) the Registration Statement and (iv) the Merger Agreement. We have also examined originals or copies of such documents, corporate records, certificates of public officials and other instruments, and have conducted such other investigations of law and fact, as we have deemed necessary or advisable for purposes of our opinion.

In our examination, we have relied on the genuineness of all signatures, the authenticity of all documents and instruments submitted to us as originals, and the conformity to the originals of all documents and instruments submitted to us as certified or conformed copies. In addition, we have relied on the accuracy and completeness of all records, documents, instruments and materials made available to us by the Company.

Board of Directors
Beneficial Mutual Bancorp, Inc.
July 12, 2007

Our opinion is limited to the matters set forth herein, and we express no opinion other than as expressly set forth herein. In rendering the opinions set forth below, we do not express any opinion concerning law other than the laws of the United States of America.

Based upon and subject to the foregoing, it is our opinion that the Shares, when issued and exchanged in the manner described in the Registration Statement, will be duly authorized, validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal and Tax Opinions” in the prospectus which is part of such Registration Statement, as such may be amended or supplemented. In giving such consent, we do not admit that we are experts or are otherwise within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission promulgated thereunder.

Very truly yours, /s/ MULDOON MURPHY & AGUGGIA LLP